Exhibit 10.2

                               PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         MONETARY MANAGEMENT CORPORATION
                    (SOMETIMES "MMC", SOMETIMES "PURCHASER")

                                       AND

                            NCCI CORPORATION ("NCCI")

                                       AND

                           LARRY M. SENDERHAUF ("LS")

                                       AND

                             E. RICK SAFFORD ("RS")

                                       AND

                            FRED T. KAMPO, JR. ("FK")




                                      DATED

                                  JULY 28, 1995

                               PURCHASE AGREEMENT
                               ------------------
          THIS PURCHASE AGREEMENT is made as of this 28th day of July, 1995, by and among MONETARY MANAGEMENT CORPORATION, a New York corporation (sometimes "MMC", sometimes "Purchaser"), and NCCI CORPORATION, a Delaware corporation ("NCCI"), LARRY M. SENDERHAUF ("LS") and E. RICK SAFFORD ("RS") and FRED T. KAMPO, JR. ("FK").

          LS, RS and FK are each sometimes referred to hereinafter as "Shareholder" and sometimes collectively as "Shareholders". The Shareholders and NCCI are sometimes hereinafter referred to as "Sellers".


                              W I T N E S S E T H :
                              - - - - - - - - - - -
          WHEREAS, LS is the beneficial, record owner of all of the issued and outstanding capital stock (the "LMS Shares") of L.M.S. Development Corporation, an Arizona corporation ("LMS");

          WHEREAS, LS and RS are the beneficial, record owners of all of the issued and outstanding capital stock (the "PRE Shares") of Pacific Ring Enterprises, Inc., a California corporation ("PRE"), (the LMS Shares and the PRE Shares are sometimes hereinafter referred to as the "Shares");

          WHEREAS, LS and FK are the beneficial, record owners of all of the issued and outstanding capital stock of NCCI;

          WHEREAS, LMS presently owns and operates eight (8) check cashing stores located in the State of Arizona (the "LMS Stores");

          WHEREAS, PRE presently owns and operates eight (8) check cashing stores located in the State of California (the "PRE Stores");

          WHEREAS, NCCI presently owns and operates three (3) check cashing stores located in the states of Wisconsin and Ohio which are not situated on American Indian Reservations (the "NCCI Stores") and one
     (1) check cashing store located in Wisconsin which is situated on an American Indian Reservation. The LMS Stores, the PRE Stores and the NCCI Stores are sometimes hereinafter collectively referred to as the "Stores";

          WHEREAS, LMS 33, Inc., an Arizona corporation ("LMS 33"), owned by LS and RS, holds certain rights, title and interest in and to certain intellectual property rights utilized or useable in the operation of the Stores (the "LMS Intellectual Property");

          WHEREAS, Purchaser desires to acquire all of the LMS Shares from LS; all of the PRE Shares from LS and RS; the Assets (as hereinafter defined) related to the NCCI Stores (the "NCCI Assets") from NCCI; and the Intellectual Property. (LMS, PRE and NCCI are sometimes hereinafter collectively referred to as the "Companies");

          WHEREAS, Purchaser desires that, following the Closing Date, the Shareholders and NCCI will not compete with Purchaser and its affiliates under certain terms and in exchange for certain consideration as set forth in separate Non-Competition Agreement(s) to be entered into on the Closing Date between the Purchaser and each of the Shareholders and NCCI (the "Non-Competition Agreements") as set forth on Exhibits A-1 through A-4 hereto.

          NOW, THEREFORE, in consideration of the covenants, warranties and mutual agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties, intending to be legally bound, do hereby agree as follows:

          SECTION 1.     PURCHASE AND SALE OF LMS AND PRE SHARES, AND NCCI
                         -------------------------------------------------
     ASSETS.
     ------
          1.1  PURCHASE OF LMS AND PRE SHARES, AND NCCI ASSETS.  Subject to
               -----------------------------------------------
     and in reliance upon the representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, the Sellers agree, on the Closing Date, to convey, sell, assign, transfer and deliver the Shares and the NCCI Assets to the Purchaser, or its nominee, and to perform all of their obligations pursuant to this Agreement, and the Purchaser agrees to perform all of its obligations pursuant to this Agreement and to purchase and accept, or to cause its nominee to accept, the Shares and the NCCI Assets from the Sellers. In addition, Shareholders and NCCI agree to provide Purchaser with access to all documents and/or information as may be reasonably necessary to enable Purchaser to see to the efficient and proper conduct and administration of LMS, PRE and the NCCI Assets, including the LMS Intellectual Property, from and after the Closing Date, including, without limitation, all historical files, tax returns, records and personnel data in connection with the Stores. Provided, however that the Shareholders and NCCI will retain their original financial books and records and other financial documents required for preparation of tax returns but will provide copies of such books and records to Purchaser, if reasonably needed for any of the above purposes, at Purchaser's request.

          1.2  ASSETS.  It is understood that, on the Closing Date at the
               ------
     time of Closing (as hereinafter defined) of the transactions contemplated hereby, all of the properties, business,

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     good will and assets at present used or useable in the operation of the Stores, and/or the corporate offices of LMS and PRE, including the LMS Intellectual Property, except for the Excluded Assets (as defined below) (collectively the "Assets"), including, but not limited to, the following, shall be owned by LMS, PRE and NCCI, free and clear of all liens, charges, judgments, encumbrances, taxes, imports or levies, except for the Permitted Encumbrances (as hereinafter defined):

               (a)  Licenses and Authorizations.  All of the licenses,
                    ---------------------------
     permits and authorizations used or useable in the operation of the Stores (to the extent legally transferable in the case of NCCI), and the corporate offices of LMS and PRE, including, specifically, but not limited to, the licenses, permits and authorizations listed on
     Schedule 1.2(a) hereto, together with any renewals, extensions or modifications thereof and additions thereto and other pending applications or applications to be filed with any regulatory or governmental body made in the ordinary course of business between the date of this Agreement and the Closing Date (the "Licenses").

               (b)  Personal Property, etc.  The tangible and intangible
                    -----------------------
     personal property, equipment, machinery, furniture, fixtures, tools, supplies and other assets, wherever located, used or useable in the operation of the Stores, and the corporate offices of LMS and PRE, including, specifically, but not limited to, the property listed on
     Schedule 1.2(b) hereto, together with such additions, modifications and replacements thereto, and subject to deletions therefrom in connection with any such replacements or normal usage, as may be made in the ordinary course of business between the date of this Agreement and the Closing Date (the "Personal Property").

               (c)  Leased Real Property.  The interest of the Companies in
                    --------------------
     and to the leased real property, buildings and structures, leasehold improvements, fixtures and appurtenances used or useable in the operation of the Stores, and the corporate offices of LMS and PRE, described in Schedule 1.2(c) hereto (the "Real Property") and their interests and rights arising under all agreements, rights and appurtenances relating thereto, including, specifically, subject to the provisions of Section 14(b) hereof, the lease agreements listed on
     Schedule 1.2(c) hereto (the "Leases"), any renewals, extensions, amendments or modifications thereof, and any additional agreements and leases made or entered into in the ordinary course of business between the date of this Agreement and the Closing Date.

               (d)  Leases and Agreements.  The rights of the Companies
                    ---------------------
     arising under the "Assumed Contracts", as defined in Section 5.11(a) hereof, including specifically, the Leases and other agreements specifically listed or referred to on Schedule 5.11(a) hereto and indicated by asterisk, including any renewals, extensions, amendments or modifications thereof.

               (e)  Intellectual Property, etc.  All copyrights,
                    ---------------------------
     trademarks, service marks, trade secret rights, computer programs and software, permits, licenses or other similar rights used or useable in the operation of the Stores, and the corporate offices of LMS and PRE, including, specifically, the copyrights, trademarks, service marks, trade secret rights, computer programs and software, permits, licenses or other similar rights listed on Schedule 1.2(e) hereto, together with any additions or modifications thereto and subject to any deletions therefrom made in the ordinary course of business between the date of this Agreement and the Closing Date (the "Intellectual Property"). (It is understood and agreed by the parties hereto that, just prior to Closing, the LMS Intellectual Property shall be transferred to LMS and shall at Closing be considered part of the "Intellectual Property" included in the Assets.)

               (f) Except as provided above, all books, records and files pertaining to the business conducted by the Stores (or otherwise by LMS and/or PRE) for all periods ending on or before the Closing Date (the "Books and Records"). Provided, however, that for periods following Closing, Sellers may retain copies of such books and records as they deem reasonably necessary for legal, accounting and tax purposes. Any copies so maintained shall be treated as confidential information of Purchaser and shall be treated by Shareholders and NCCI in accordance with the standards established under Section 7.6 regarding Purchaser's handling of confidential information of the Shareholders and NCCI.

               (g) The Agreed Prepaid Expenses (as defined below) of the Companies, relating to the NCCI Stores in the case of NCCI, existing as of the Closing Date.

               (h) Customer lists, vendor lists and other similar intangible assets relating to or useable in the operation of the Stores (the "Intangible Assets").

          1.3  CASH AND CASH EQUIVALENTS; OTHER EXCLUDED ASSETS.  It is
               ------------------------------------------------
     understood that any (i) cash, bank accounts, accounts receivable, refunds of unearned insurance premiums and any other refunds, bank deposits and items in the process of collection; (ii) automobiles and life insurance policies and security deposits; (iii) the Reservation Operation Assets, as defined below; and (iv) that certain real property known as 6900 Reading Road, Cincinnati, Ohio owned by NCCI, held by the Companies shall not constitute part of the Assets (the "Excluded Assets"). Prior to Closing, Shareholders shall cause any such Excluded Assets then owned by LMS and/or PRE to be distributed out to the Shareholders, as appropriate. Solely as an accommodation to the Sellers, Purchaser will, or will cause LMS and PRE, to attempt to collect the Companies' pre-Closing Store-related outstanding accounts receivable, items in the process of collection, returned checks and other returned documents and will remit to the Sellers, any amounts so collected, less an amount equal to 10% of all amounts collected against accounts receivable that are 30 days or older as of the Closing Date, returned checks and other returned items, which amount shall be retained by the Purchaser. Purchaser shall have no affirmative duty to successfully collect or cause LMS or PRE to successfully collect any of such items.

          For purposes of this Agreement, the Reservation Operation Assets shall specifically include:

               1. Any assets of NCCI directly related to the NCCI check-cashing store presently located on the Lac du Flambeau Band of Lake Superior Chippewa Indians Reservation, of Lac du Flambeau, Wisconsin and/or any and all other check cashing stores or similar businesses now or hereafter created on any Indian reservation and any and all contractual rights with respect thereto, including, but not limited to, any contracts or other agreements resulting from negotiations currently in effect; and

               2. The Wisconsin Gaming Commission Certificate issued to NCCI on February 16, 1995, to operate as a Gaming-Related Contractor, pursuant to Articles VII and VIII of the Tribal Gaming Compacts between the State of Wisconsin and the Native American Nations Conducting Class III Gaming within the State of Wisconsin, from the date of issuance through January 31, 1996, and any and all extensions, renewals, substitutions or other forms thereof, along with any and all other certificates to operate as a Gaming-Related Contractor or the like on any Indian reservation.


          1.4  LIENS.  The Shareholders and NCCI agree that, as of Closing,
               -----
     the Assets will be free and clear of all liens, charges, encumbrances, taxes, imports or levies except for the Permitted Encumbrances, and specifically agree that all liens, charges, encumbrances or taxes, other than the Permitted Encumbrances, shall be satisfied prior to or upon consummation of the Closing.

          1.5  ASSUMED CONTRACTS.  Upon Closing, NCCI will assign, transfer
               -----------------
     and convey and deliver, and Purchaser will assume and agree to perform and discharge, the obligations of NCCI under the Assumed Contracts to which NCCI is a party and will defend, indemnify and hold Sellers harmless with respect thereto, including, without limitation, court costs and reasonable attorneys' fees. As to the Assumed Contracts to which LMS and/or PRE are a party, Purchaser will, following Closing, cause LMS and PRE, as applicable, to perform and discharge their obligations thereunder. Any contracts, agreements, etc. of LMS and PRE other than the Assumed Contracts shall not be the obligation of LMS or PRE following Closing. The Sellers shall be responsible for the satisfaction of any of LMS' or PRE's

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     liabilities or obligations thereunder following Closing and the
     Sellers will defend, indemnify and hold Purchaser harmless with respect thereto, including, without limitation, court costs and reasonable attorneys' fees.


          SECTION 2.     LIABILITIES.
                         -----------
          2.1  LIABILITIES TO EXIST AS OF CLOSING.  As of the Closing Date,
               ----------------------------------
     at the time of Closing, Shareholders shall have caused LMS and PRE to satisfy all of their obligations and liabilities other than (i) liabilities or obligations (absolute, contingent or otherwise) arising after the Closing Date in respect of the Assumed Contracts (the "Contract Liabilities"); and (ii) other liabilities to the extent Purchaser shall have received a credit therefor pursuant to the apportionment provisions of Section 2.3 hereof) ("Credited Liabilities"). The liabilities and obligations to be satisfied on or prior to Closing shall include any amounts due or to become due for services rendered, or goods delivered, to LMS or PRE on or prior to Closing. The Contract Liabilities and the Credited Liabilities shall be the responsibility of LMS or PRE, as the case may be, following Closing. The liabilities referred to above shall be sometimes hereinafter referred to as the "Permitted Liabilities". Notwithstanding the foregoing, the Shareholders and NCCI shall not be required to remove the Permitted Encumbrances. The Sellers shall be responsible for any items in the process of collection as of Closing which are returned on or after Closing. In that regard, for a period of thirty (30) days following Closing, Sellers shall maintain an account balance of at least $30,000 and $40,000 in the existing bank accounts of each of LMS and PRE (which accounts shall be retained by Sellers post-Closing pursuant to Section 1.3 hereof) for purposes of satisfying such returned items.

          2.2  OTHER LIABILITIES.  Without limiting the generality of
               -----------------
     Section 2.1 hereof, and regardless of whether any of the following may be disclosed to Purchaser pursuant to Section 5 hereof or otherwise, or whether Purchaser may have knowledge of the same: (a) as of the Closing, neither LMS nor PRE shall be liable or obligated for and the Purchaser shall not assume, and shall not be deemed to have assumed, any other obligation or liability other than the Contract Liabilities and the Credited Liabilities and the Assets shall not be subjected to any lien, charge or encumbrance other than the Permitted Encumbrances;
     (b) the Shareholders and/or NCCI, as applicable, will be liable for and will pay and indemnify Purchaser in respect of any taxes or other governmental charges or assessments of whatever kind or nature imposed upon the Purchaser or LMS or PRE (including, without limitation, any income, franchise or any other similar taxes based on or measured by income or otherwise, any sales or use taxes, or any property, excise or other taxes together with any interest or penalties relating thereto) arising out of the operation of the Stores or otherwise or the ownership of the Assets for periods or events prior to the Closing Date; and (c) the

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     Shareholders and/or NCCI, as applicable, shall, at Closing, become responsible for and shall pay, perform, satisfy or obtain a discharge or release from, as of Closing, or as soon as practicable thereafter, any obligation, payment, liability or expense imposed on LMS, PRE or the Purchaser other than the Contract Liabilities and the Credited Liabilities or any other matters which are specifically to remain or become the responsibility of or obligation of LMS, PRE or Purchaser hereunder such as the Permitted Encumbrances.

          2.3  APPORTIONMENTS; REIMBURSEMENT.  Rents, additional rents,
               -----------------------------
     real estate taxes, personal property taxes, water, utilities, wages and other employee benefits (including accrued vacation, sick pay and personal days) and other expenses arising from or by virtue of LMS's PRE's or NCCI's obligations under the Assumed Contracts (the "Expenses") and the Agreed Prepaid Expenses (as defined below) paid by, or on behalf of, LMS, PRE or NCCI prior to the Closing Date and allocable, in whole or in part, to any period following the Closing Date, shall be credited to the Sellers to the extent so allocable, or if unpaid by, or on behalf of, LMS, PRE or NCCI prior to the Closing Date and allocable, in whole or in part, to any period prior to the Closing Date, shall be credited to Purchaser. In addition, to the extent that, in connection with the assignment of the Leases, security deposits paid thereunder by any of the Companies are to remain in place on and after Closing, Purchaser shall reimburse the Shareholders/NCCI for such amounts at Closing. Schedule 2.3 hereto lists the categories of prepaid expenses of the Companies, relating to the NCCI Assets in the case of NCCI, expected to exist as of Closing. Those categories of prepaid expenses indicated with an asterisk shall be considered the "Agreed Prepaid Expenses" which shall be prorated as described above as of Closing.

          The parties hereto shall make apportionments on the Closing Date and corresponding adjustments to the Purchase Price (as defined below) to the extent possible at that time. However, because a number of the Expenses will not be readily determinable until after the Closing Date, final apportionments cannot be made on that date. Therefore, at such time as the Sellers and Purchaser reasonably believe that all of the Expenses are sufficiently determinable so that charges and credits may be finally allocated in the manner contemplated by this Section 2.3, but in no event later than 120 days following the Closing Date (other than in the case of Lease-related matters as to which adjustments shall be made as necessary as dictated by the terms of each particular Lease), the Sellers and Purchaser shall agree with respect to the allocation of the Expenses and a further adjustment shall be made between the parties hereto. To the extent the net effect of such additional adjustment results in a credit to the Sellers, Purchaser shall promptly pay such additional amount to the Sellers. To the extent such net effect results in a credit to Purchaser, the Sellers shall promptly repay such amount to Purchaser. In the event that either party gives the other written notice that a dispute exists with respect to the apportionment of Expenses and such dispute is not resolved within 20 days after the other party receives a copy of such notice of dispute, either party

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     may submit such dispute to arbitration in the City of Philadelphia for final resolution by a panel of three arbitrators, one to be chosen by the Sellers and one to be chosen by the Purchaser and the third to be chosen by the two so elected, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The determination of such arbitrators shall be final and binding upon the parties hereto, and the fees of such arbitrators in connection with the determination shall be paid by the party against whom the award was made, or if a compromise was made, shared equally.



          SECTION 3.     CONSIDERATION FOR TRANSFER OF SHARES AND NCCI
                         ---------------------------------------------
                         ASSETS; NON- COMPETITION AGREEMENTS.
                         -----------------------------------
               (a) Subject to the provisions of Section 14 hereof, Purchaser shall acquire the Shares and the NCCI Assets, for an aggregate purchase price (the "Purchase Price") of Six Million Seven Hundred Fifty Thousand ($6,750,000) Dollars, as adjusted pursuant to Sections 2.1 and 2.3 above. The Purchase Price, as adjusted pursuant to Sections 2.1 and 2.3 above, shall be paid in full on the Closing Date, in cash or by wire transfer of immediately available federal funds to such account(s) as the Sellers may designate.

                    Notwithstanding the foregoing, if the Internal Revenue Code ("IRC") shall be amended effective prior to Closing, in such a fashion that the capital gain of Sellers pursuant to the transactions contemplated hereby shall be taxed at an effective rate which is equal to twenty (20%) percent or less, the Purchase Price shall be automatically reduced to $6,000,000, or less, subject to the provisions of Section 14 hereof, and the allocation set forth in
     Schedule 3 shall be adjusted accordingly.

               (b) In consideration of the execution by the Shareholders and NCCI of the Non-Competition Agreements, Purchaser shall pay to them aggregate consideration as set forth in the forms of Non-Competition Agreement attached hereto as Exhibits A-1 through A-4.

               (c) Purchaser and the Shareholders and NCCI hereby represent, warrant and agree that the allocation set forth in Schedule 3 hereto and the amount of the consideration for the Non-Competition Agreements were determined through arms' length negotiation between the parties hereto; and that all parties hereto will report the transactions consummated pursuant to this Agreement, for tax purposes, in accordance with such schedule.

          SECTION 4.     CLOSING.  Subject to the provisions of Section 13
                         -------
     hereof, the closing of the consummation of the purchase and sale of the Shares and the NCCI Assets contemplated by this Agreement (the "Closing") shall take place on or about September 11, 1995 in Phoenix, Arizona (the "Closing Date"). The Closing shall be deemed to take place as of the close of business on the day of the Closing.

          SECTION 5.     REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
                         --------------------------------------------------
     AND NCCI.  The Shareholders and NCCI hereby represent, warrant and
     --------
     covenant to Purchaser as follows:

          Notwithstanding anything contained herein to the contrary, Purchaser acknowledges that, prior to Closing (simultaneous with Closing with regards to Cash and Cash Equivalents), Shareholders will cause LMS and/or PRE to distribute out to them certain or all of the Excluded Assets now owned by such entities. Such actions shall not be deemed to be violative of the representations and warranties contained below to the extent that any such actions are taken with reasonable care and prudence via-a-vis the ongoing operations of the Stores and the Business, and otherwise in accordance herewith.

          5.1  ORGANIZATION AND GOOD STANDING; ACTIVITIES; CAPITAL STOCK.
               ---------------------------------------------------------
               (a) Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Each of the Companies is, and has been since its respective date of inception, engaged solely in the business of owning and operating check cashing outlets, and is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign entity, in every jurisdiction in which the ownership of its property or assets or the conduct of its business requires such qualification or license, other than where the failure to so qualify would not, in the aggregate, have a material adverse effect.

               (b) To the best of the knowledge of the Shareholders and NCCI after due inquiry, each of the Companies has the power and authority (corporate and otherwise) to own, lease or operate its properties and to carry on its business as now conducted, and the Licenses represent all of the material governmental or regulatory approvals, permits and licenses necessary for the operation of the business of the Stores as presently conducted.

               (c) As of the date hereof, the LMS Shares are owned of record and beneficially by LS; and the PRE Shares are owned of record and beneficially by LS and RS. The Shares constitute all of the issued and outstanding capital stock of LMS and PRE. All of the issued and outstanding Shares are fully-paid and non-assessable and have been duly authorized and issued. The Shares are free and clear of any charge, lien, option or encumbrance.

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          5.2  CONSENTS, AUTHORIZATIONS AND BINDING EFFECT.
               -------------------------------------------
               (a) The Shareholders and NCCI have full power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by them pursuant hereto, and to consummate the transactions contemplated hereby and thereby. On or prior to the Closing Date, all acts and other proceedings required to be taken by or on the part of the Shareholders and NCCI to carry out this Agreement and such other agreements and instruments and the transactions contemplated hereby and thereby will have been duly and properly taken. This Agreement has been duly executed and delivered by the Shareholders and NCCI and constitutes, and such other agreements and instruments, when duly executed and delivered by the Shareholders and/or NCCI, will constitute, legal, valid and binding obligations enforceable in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws and equitable principles affecting the enforcement of creditors' rights generally from time-to-time in effect). The execution and delivery by the Shareholders and NCCI of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby will not violate any law or conflict with or result in any breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or result in the creation of a lien or encumbrance on any of the Shares or the Assets pursuant to, any indenture, mortgage, lease, agreement or other instrument to which the Shareholders or any of the Companies is a party or by which they, it or any of the Shares or the Assets may be bound or affected provided that the consents and approvals disclosed on Schedule 5.2(a) have been obtained. Except as specifically disclosed on Schedule 5.2(a) hereto, no approval, authorization, consent or other order or action of or filing by the Shareholders or the Companies with (i) any court, administrative agency, or other governmental authority or (ii) party to one of the Assumed Contracts is required for the execution and delivery by the Shareholders or NCCI of this Agreement or such other agreements and instruments or its consummation of the transactions contemplated hereby or thereby.

               (b) Except as provided in Schedule 5.2(a), the Shareholders and NCCI may execute, deliver and perform this Agreement, the Non-Competition Agreements and all other agreements to be executed in connection herewith without the necessity of obtaining any consent, approval, authorization or waiver or giving any notice or otherwise. This Agreement constitutes and, when executed and delivered, the Non-Competition Agreements will constitute the legal, valid and binding obligations of the Shareholders and NCCI enforceable in accordance with their respective terms.

               (c) The execution, delivery and performance of this Agreement and the Non-Competition Agreements, assuming that the consents, approvals, authorizations, waivers and notices set forth on
     Schedule 5.2(a) hereto are obtained or given, will not:

                    (i) to the best of the knowledge of NCCI and the Shareholders after due inquiry, conflict with, result in a material breach of, constitute a default, with or without notice and/or lapse of time, under, result in being declared void or voidable any provision of, or result in any right to terminate or cancel any of the Assumed Contracts or any contract, agreement, license or commitment to which any of the Companies or any of their respective properties is bound and which is material to the operations thereof;

                    (ii) constitute a material violation of any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to the Assets or the business of the Companies; or

                    (iii) result in (A) the acceleration of any material debt or other obligation of any of the Companies, except for debts and obligations identified in Schedule 5.2(c)(iii) hereto which will be satisfied prior to or at Closing; (B) the creation of any Lien (as defined in Section 5.4) upon any of the Shares or Assets; or (C) the termination or cancellation or right to terminate or cancel any obligation owed to any of the Companies.

          5.3  FINANCIAL STATEMENTS AND FINANCIAL CONDITION.
               --------------------------------------------
               (a) The books of account of each of the Companies have been maintained substantially in accordance with applicable laws, rules and regulations and with sound accounting principles consistently applied, and such books and records are and, during the periods covered by the Financial Statements (as hereinafter defined), were correct and complete in all material respects, and in all material respects completely and accurately reflect the transactions of each of the Companies and the income, expenses, assets and liabilities of each of the Companies, including the nature thereof and the transactions giving rise thereto.

               (b) Annexed as Schedule 5.3(b) hereto are the financial statements of each of the Companies for the twelve month period ended December 31, 1994 and the five month interim period ended May 31, 1995 (collectively, the "Financial Statements" and the balance sheets included therein, the "Balance Sheets").

               (c) The Financial Statements have been prepared in accordance with the books of account of each of the Companies in conformity with sound accounting principles consistently applied, and present fairly the financial position of each of the Companies as of the dates of the Financial Statements and the results of operations of each of the Companies for the periods covered thereby.

               (d) The Companies do not have any liabilities (absolute, contingent or otherwise), which, in accordance with sound accounting principles consistently applied, are required to be reflected, reserved or otherwise disclosed in their respective Balance Sheets which are not reflected, reserved or otherwise disclosed in such Balance Sheets except (i) those incurred since the date of such Balance Sheets in the ordinary course of business, consistent with past practice, in arms' length transactions with unrelated parties, and which do not have and cannot reasonably be expected to have, in the aggregate, a material adverse effect on the business, operations, financial condition or prospects of each of the Companies or their respective business employing the Assets; and (ii) those specifically described on Schedule 5.3(d) hereto.

          5.4  TITLE AND CONDITION OF ASSETS.
               -----------------------------
               (a) Schedule 1.2(b) includes a complete list of all Personal Property located at the Stores or used in the operation of the Stores. Each of the Companies own good and marketable title to the Assets indicated as being owned by that Company, including the Personal Property, free and clear of liens, encumbrances, claims of third parties, security interests, mortgages, pledges, agreements, options and rights of others of any kind whatsoever, whether or not filed, recorded or perfected, and including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof or any financing statements filed in any jurisdiction or any agreement to give any such financing statements (hereinafter collectively referred to as "Liens"), other than rights of third parties under leases of tangible personal property disclosed on
     Schedule 5.11 hereto and liens for taxes not yet due and payable (herein collectively referred to as the "Permitted Encumbrances").

               (b) Other than for the 6900 Reading Road, Cincinnati, Ohio property owned by NCCI, the Companies do not hold title to any real property.

               (c) The Assets constitute all assets that are material in or to the operation of the business of the Companies and all of the Stores. The Assets owned or leased are adequate to carry on the business of the Companies and all of the Stores as it is now being conducted and, except as set forth on Schedule 5.2(a) hereto, no consent of any third party is required in order to transfer control of any of the Assets to the Purchaser (including rights under the Assumed Contracts) based upon the change in control of the Assets contemplated hereby. The Personal Property constituting part of the Assets is in adequate operating condition for continued operation of all of the Stores as presently conducted.

          5.5  INTELLECTUAL PROPERTY RIGHTS.  Schedule 1.2(e) sets forth a
               ----------------------------
     correct and complete list containing a description of all trademarks, trade names, service marks, copyrights or applications therefor or other intellectual property (i) owned (or to be owned as of Closing) by or registered (or to be registered as of Closing) in the name of any of the Companies, or in which any of the Companies has any rights as licensee or otherwise and which are presently or were within the last two (2) years used in the operation of the Companies' business. Except pursuant to the arrangements described in Schedule 1.2(e), no interest in any of such trademarks, trade names, service marks, copyrights or applications therefor has been assigned, transferred or licensed to any third party and the Companies and/or the Shareholders have not given or received notice of any claim by or against any of the Companies as to any foreign or domestic trademarks, trade names, copyrights or applications therefor of any of the Companies or any third party. As to the name "Chex Cashed" (and all derivations thereof) the Companies and/or the Shareholders have never received any notice or claim, and have no reason to believe that any such notice or claim is pending, indicating that the use of such name(s) by any or all of the Companies infringes on any one else's rights in such name(s).

          5.6  LITIGATION AND COMPLIANCE.
               -------------------------
               (a) There are no filed, and Shareholders and NCCI have no other actual knowledge of any, actions, suits, claims or proceedings, whether in equity or at law, or governmental or administrative investigations pending or, to the best knowledge of the Shareholders and NCCI, threatened, nor, to the best knowledge of the Shareholders and NCCI, is there any reasonable basis for any such action, suit, claim or proceeding (i) by, against or otherwise involving any of the Companies or the Stores or the Assets which, if adversely determined would have a material adverse affect on the financial condition or results of operation of any of the Companies, any of the Assets or any asset or property of others leased or used in connection with the business of the Companies pursuant to any agreement to which any of the Companies is a party or (ii) which questions or challenges the validity of this Agreement or any action taken or to be taken pursuant to this Agreement.

               (b) To the best of the knowledge of the Shareholders and NCCI after due inquiry, the operations of each of the Companies are and at all times have been in substantial compliance with, are not currently in material default or violation in any material respect under, and none of the Companies has been charged with nor have any of the Companies and/or the Shareholders received any notice at any time of any violation of, any statute, law, ordinance, regulation, decree or order applicable to the business or operations of the Companies.

               (c) The Companies, the Shares, the Assets, and the transactions contemplated under this Agreement, are not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to the Shares, the Assets, the Stores or the business and operations of the Companies.

               (d) To the best of the knowledge of the Shareholders and NCCI after due inquiry, the Companies have each duly filed or caused to be filed all material reports and returns required to be filed by the Companies with all governmental authorities (including, without limitation, any currency reporting requirements) and have obtained all material governmental permits and licenses and other governmental consents (a complete list of which permits, licenses and consents is set forth on Schedules 1.2(a) and 5.2(a) hereto) which are required in connection with the business and operations of the Companies and the Stores. To the best of the Shareholders' and NCCI's knowledge, no proceedings for the suspension or cancellation of any of such permits, licenses or consents is pending or threatened.

          5.7  TAXES.
               -----
               (a) The Companies have each duly filed all material tax reports and returns required in connection therewith to be filed in respect of the business and operations of the Companies, the Stores and the Assets. All such tax reports and returns are complete, accurate and in compliance with all relevant laws and regulations in all material respects, and, except as set forth on Schedule 5.7(a) hereto, none has been audited by any governmental authority. Each of the Companies has paid and discharged all federal, state, local and foreign taxes, interest, penalties or other payments required, as the case may be, to be paid whether or not shown on such tax reports in respect of the Assets and the business, operations and employees of the Companies and the Stores as of such date.

               (b) None of the Companies have received notice of any tax deficiency outstanding, proposed or assessed against any of the Companies, nor do the Shareholders or NCCI have any knowledge of any basis for any tax deficiency or assessment, nor have the Companies or the Shareholders executed any waiver of any statute of limitations on the assessment or collection of any tax. To the best knowledge of the Shareholders or NCCI, there are no tax liens upon, pending against or threatened against any of the Assets.

               (c) None of the Companies has (i) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code") by reason of a change in accounting method initiated by it, (ii) any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or (iii) no application pending with any taxing authority requesting permission for any change in accounting methods that relates to its business and operations;

               (d) No Shareholder is a foreign person within the meaning of Section 1445 of the Code;

               (e) None of the Companies is a party to, bound by, or obligated under any tax sharing, indemnification or similar agreement or arrangement; and

               (f) None of the Companies has been included, or required to be included in, a consolidated or combined tax return with any other person.

          5.8  EMPLOYEES AND CONTRACTORS.
               -------------------------
               (a) Schedule 5.8(a) hereto contains a list of all persons (including leased employees) who received compensation in respect of the operations of the Companies (including compensation in the form of commissions and independent contractors' fees) in excess of $25,000 during the last fiscal year (or in the interim period since the end of such fiscal year) or who are currently receiving compensation (including compensation in the form of commissions and independent contractors' fees) at a rate in excess of $25,000 per annum and a description of all compensation arrangements (including without limitation, salaries and bonus compensation) affecting them.

               (b) Except as disclosed on Schedule 5.8(b), none of the Companies or the Shareholders has received any material complaint from, and none of the Companies or the Shareholders has engaged in any material dispute with, any of its employees (leased or otherwise), independent sales people or contractors during the twelve (12) months prior to the date hereof. Except as disclosed in Schedule 5.8(b), the Shareholders are not aware of any employee or independent sales person or contractor, other than the Shareholders, who plans to terminate employment or association with the Companies whether currently or as a result of the transactions contemplated hereby.

          5.9  ERISA.
               -----
               (a) Included on Schedule 5.9 is a list of each (a) employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (b) employment agreement which may not be terminated by the Companies, without penalty or liability (other than accrued liabilities as disclosed in the Financial Statements) on notice of thirty (30) days or less, (c) management or consulting agreement, (d) severance pay plan, (e) employee relations policy, (f) practice or arrangement, (g) agreements with respect to leased or temporary employees, (h) vacation plan or arrangement, (i) sick plan, (j) stock purchase plan or stock option plan, (k) fringe benefit plan or bonus plan and (l) any deferred compensation agreement, plan or program presently covering any present or former employee of the Companies and which is, or at any time within the past three (3) years was, sponsored or maintained by (or to which contributions are, were, or at any time within the past three (3) years were required to have been, made by) the Companies or any other organization which is or was a member of a controlled group or organization (within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code, as amended (the "Code"), of which any of the Companies is a member (the "Controlled Group") or any other organization that maintains such plan, program or agreement with respect to leased employees. Each and every such plan, program and agreement included on the list set forth under Schedule 5.9 is hereinafter referred to as an "Employee Benefit Plan." Each such Employee Benefit Plan which is an employee pension benefit plan (as such term is defined under ERISA Section 3(2)) intended to qualify under the Code so qualifies and has received a favorable determination letter as to its qualification. With respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) and each other employee-related plan, policy, program, practice, agreement or arrangement sponsored or maintained at any time by the Companies or any member of any Controlled Group (whether or not any of such plans are included on Schedule 5.9 hereof or are currently in effect), as of the Closing Date, to the best of Sellers' knowledge, the Companies are not subject to any existing or potential costs, fines, penalties, expenses, taxes or other liabilities arising under, or with respect to: (i) any failure by such plan, or by any individual or entity, to comply, in all material respects, with all provisions of ERISA; (ii) any material actions, suits or claims (other than routine claims for benefits in the ordinary course); (iii) any provisions of the Code; (iv) any failure of any individual or entity to make all contributions in a timely manner as required by law (whether or not waived under Code Section 412 or Part 3 of Title I of ERISA) or otherwise or to pay all insurance and annuity premiums when due; (v) any failure by any individual or entity to satisfy the provisions of
     Section 4980B of the Code, Part 6 of Title I of ERISA or any other federal or state law requiring the provision or continuance of health or medical benefits; (vi) any Reportable Event (as such term is defined under Title IV of ERISA); (vii) the failure of any such plan to contain assets the value of which equal or exceed the value of all liabilities thereunder pursuant to reorganized actuarial tables, factors and assumptions; and (viii) any multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

          5.10 LABOR RELATIONS.
               ---------------
               (a) No employees (including leased employees) of the Companies are covered by any collective bargaining agreement.

               (b) To the best of the knowledge of the Shareholders and NCCI after due inquiry, the Companies have complied, and are currently in compliance, in all material respects with applicable laws (including, without limitation, ERISA rules and regulations relating to the employment of labor, including, without limitation, those relating to wages, hours, unfair labor practices, discrimination and payment of social security and similar taxes with respect to their respective employees.

               (c) To the best of the knowledge of the Shareholders after due inquiry, the Companies have not engaged in nor are currently engaging in, any unfair labor practice. To the best of the Shareholders' and NCCI's knowledge, no complaint against the Companies is currently pending or, to the best knowledge of the Shareholders and NCCI, threatened before the National Labor Relations Board or any state or local labor agency by or on behalf of any employee of the Companies. No representation questions, arbitration proceedings, labor strikes, slow-downs or stoppages, material grievances or other labor troubles are currently pending or, to the best knowledge of the Shareholders, threatened with respect to any of the Companies' employees.

          5.11 CONTRACTS.
               ---------
               (a) All material contracts, leases, agreements, licenses, commitments and purchase orders to which any of the Companies is a party or by which any of the Companies or any of the Assets is bound and which fall within the categories set forth below are listed on
     Schedule 5.11(a) hereto. Also indicated on Schedule 5.11(a) is whether such contract, etc. is with a related party or affiliate of any of the Companies or any of the Shareholders, including any officer, director or shareholder of any of the Companies or any immediate family member thereof. The contracts, leases, agreements, licenses, etc. required to be disclosed on Schedule 5.11(a) shall include, but not be limited to, those falling in one or more of the following categories:

                    (i) contracts or agreements with respect to which, individually, the amount reasonably expected to be received or paid by any of the Companies in the future exceeds $10,000 annually in the aggregate;

                    (ii) joint venture contracts or arrangements or other agreements involving a sharing of profits or expenses;

                    (iii) confidentiality, non-competition or non-disclosure agreements;

                    (iv) contracts or agreements restricting the ability of any of the Companies to sell or transfer any of their respective assets; and

                    (v)  contracts or arrangements involving any
     restriction with respect to the geographical area of operations or scope or type of business of any of the Companies.

               For purposes of this Agreement, only those contracts indicated with an asterisk on Schedule 5.11(a) shall be deemed to be "Assumed Contracts."

               (b)  Other than for the "Baseline Road" Lease referred to in
     Section 14, to the knowledge of the Shareholders and NCCI, all of the Assumed Contracts are valid and in full force and effect and constitute the legal, valid and binding obligations of the Company which is a party thereto and the other parties thereto. There are no existing material defaults by the Company which is a party thereto or, to the knowledge of the Shareholders and NCCI, by any other party thereto and, to the knowledge of the Shareholders and NCCI, no event, act or omission has occurred which (with or without notice, lapse of time and/or the happening or occurrence of any other event) would result in a material default thereunder. No other party to any of such Assumed Contracts has in writing asserted to the Shareholders or the Companies the right, and to the current actual knowledge of the Shareholders and NCCI, no basis exists for the assertion of any enforceable right, to renegotiate, or cancel or terminate prior to the full term thereof, any of the terms or conditions of any of such Assumed Contracts nor do the Shareholders or NCCI have knowledge that any party to any of such Assumed Contracts intends to refuse to renew such Assumed Contract upon termination of its current term.

               (c) Except as disclosed in Schedule 5.2(a), no consent of any party to any of the Assumed Contracts is required for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including, but not limited to, the change in control of the Companies or the Assets under the Leases for the Stores.

               (d) The Shareholders and NCCI have heretofore delivered to Purchaser true, correct and complete copies of all of the Assumed Contracts, as amended or supplemented, as well as summaries of the current rents, additional rents and other payments due pursuant to the terms thereof.

          5.12 ABSENCE OF CERTAIN CHANGES, ETC.  Except as set forth on
               --------------------------------
     Schedule 5.12, since the date of the Financial Statements, there has been no material adverse change in the Assets (including the fair market value thereof), business, operations, financial condition or prospects of the Companies or in the condition of any of the Assets, or the assets or properties of others leased or used by the Companies, and to the best knowledge of the Shareholders and NCCI, there are no events with respect to any of the foregoing that threaten to disrupt, prevent or impair in a materially adverse manner the conduct of the Companies' business going forward.

          Except as set forth on Schedule 5.12, since the date of the Financial Statements, each of the Companies has not:

               (a) experienced any material damage, destruction or loss to or of any of its material assets, whether or not covered by insurance;

               (b) material increased or agreed to make any material increase in the compensation payable to any employee(s), including leased employees, or independent contractor(s), other than in the ordinary course of business;

               (c) conducted its operations or participated in any transaction otherwise than in the ordinary course of business;

               (d) entered into any transaction or contract, or amended or terminated any transaction or contract which transaction or contract, or amendment or termination thereof, to the knowledge of the Shareholders or NCCI might reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Companies;

               (e) cancelled or waived any claim or right of substantial value or sold, transferred, distributed or otherwise disposed of any of their assets, except for a fair consideration in the ordinary course of business;

               (f) other than as specifically referred to herein, distributed any of its property or assets to the Shareholders;

               (g) incurred any obligation or liability (absolute or contingent) in all cases exceeding $10,000 in the aggregate;

               (h) except in the case of NCCI, discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than liabilities disclosed in the Schedules hereto or current liabilities incurred since the date of the Financial Statements in the ordinary course of business;

               (i) mortgaged, pledged or subjected to any Lien (as defined in Section 5.4) or charge or any other encumbrance, any assets, tangible or intangible, other than the lien of current state or local property taxes not yet due;

               (j) received notice or had knowledge of any labor trouble or union organizing activity other than routine matters, none of which is material,

               (k) knowingly waived any rights of substantial value, whether or not in the ordinary course of business;

               (l) failed to pay all debts (including all trade accounts payable) and obligations promptly as they became due, or in advance or otherwise to the extent consistent with prior practice, delayed the payment of any debt or obligation after such date except in the case of a bona fide dispute over the amount thereof; or

               (m) entered into any agreement, commitment, letter of intent or other contract providing for any of the foregoing actions.

          5.13 COMPLIANCE WITH ENVIRONMENTAL LAWS.  Except as disclosed on
               ----------------------------------
     Schedule 5.13, each of the Companies has not used, treated, stored or disposed of hazardous waste or toxic substances on any property owned or leased by any of the Companies (whether owned, leased, subleased or used by any of the Companies, the "Property") in violation of any federal, state or local environmental protection, toxic substance, human health or similar statute, regulation or ordinance (collectively, the "Environmental Laws"), and, to the best of the Shareholders' and NCCI's knowledge, there have been no spills or releases of hazardous substances on or from any Property that, in any such case, could subject the owner or occupier of the Property to liability. The Property and all operations conducted on such Property during the period of the Companies' ownership, use or occupancy have been in compliance with all Environmental Laws. The foregoing sentence shall not be deemed to be a representation regarding any non-obvious circumstance on any Property created by any non-affiliated third party (without the knowledge of the Sellers) prior to the Companies', NCCI's or the Shareholders' use or occupancy of any such Property, if such circumstance in fact constituted non-compliance with any Environmental Law during the period of the Companies' ownership, use or occupancy of such Property. The Companies have not received any notice, nor are aware, of any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of any Environmental Law by any of the Companies or lessee or any lessor of any of the Companies, if any, or otherwise involving the Property or the operations conducted on the Property.
     To the best of knowledge of Sellers, no asbestos containing material is present in any of the improvements on any Property or is otherwise located on any Property. To the best of the knowledge of the Shareholders and NCCI after due inquiry, all operations conducted on the Property are in compliance with all federal and state statutes and regulations relating to asbestos. Except as disclosed on Schedule 5.13, to the best of the knowledge of the Shareholders and NCCI after due inquiry, no underground storage tanks, whether in use or closed, are on or under any Property.

          5.14 NO TAKING.  None of the Companies has received notice of any
               ---------
     pending, threatened, proposed or contemplated eminent domain or condemnation proceeding or similar taking, with or without payment of compensation therefor, or any pending or threatened rezoning affecting the real property which is the subject of the Leases included among the Assumed Contracts or the New Lease (as hereinafter defined).

          5.15 GOVERNMENTAL ACTIONS.  The Shareholders and NCCI are not
               --------------------
     aware of any statutory or regulatory effort currently pending in the legislative or regulatory branches of the governments of the States of Arizona, Ohio or Wisconsin seeking to limit or otherwise restrict the amount, timing or method of collection of fees in connection with the services provided by the Stores.

          5.16 ADA MATTERS.  Neither the Companies nor the Shareholders
               -----------
     have received any notification, nor are aware of any circumstance, regarding any of the real property which is the subject of the Leases or the New Lease which would require that the lessee under any such Leases or New Lease make or should have made any additions, renovations or improvements to such property pursuant to the terms of the Americans With Disabilities Act ("ADA") or otherwise; provided however that the Shareholders and NCCI specifically disclaim any warranty or representation that said property in its current state conforms to the ADA.

          5.17 ACCURACY OF STATEMENTS.  Neither this Agreement nor any
               ----------------------
     schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or at the request of Shareholders or NCCI to Purchaser or any representative or affiliate of the Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. All representations, covenants and warranties made by or on behalf of Sellers/Shareholders in this Agreement shall, pursuant to Section 10.1 hereof, survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

                                    *   *   *

          In defending a claim based upon the breach of any representation, warranty or covenant contained in this Agreement, Shareholders and NCCI shall not assert as a defense thereto that Purchaser had constructive knowledge of the falsehood of any such representation, warranty or covenant.

          SECTION 6.     REPRESENTATIONS AND WARRANTIES OF PURCHASER.
                         -------------------------------------------
     Purchaser represents and warrants to the Shareholders and NCCI, as follows:

          6.1  ORGANIZATION AND GOOD STANDING.  Monetary Management
               ------------------------------
     Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is in good standing as a foreign corporation in the Commonwealth of Pennsylvania.

          6.2  CONSENTS, AUTHORIZATIONS AND BINDING EFFECT.
               -------------------------------------------
               (a) Purchaser has full power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto, and to consummate the transactions contemplated hereby and thereby. On or prior to the Closing Date, all acts and other proceedings required to be taken by or on the part of Purchaser to carry out this Agreement and such other agreements and instruments and the transactions contemplated hereby and thereby will have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and constitutes, and such other agreements and instruments, when duly executed and delivered by Purchaser, will constitute the legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws and equitable principles affecting the enforcement of creditors' rights generally from time-to-time in effect). The execution and delivery by Purchaser of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby will not violate any law or conflict with or result in any breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under any indenture, mortgage, lease, agreement or other instrument to which Purchaser is a party or by which it may be bound or affected provided that the consents and approvals disclosed on Schedule 6.2 hereto have been obtained. Except as specifically disclosed on Schedule 6.2 hereto, no approval, authorization, consent or other order or action of or filing by the Purchaser with any court, administrative agency, or other governmental authority is required for the execution and delivery by the Purchaser of this Agreement or such other agreements and instruments or its consummation of the transactions contemplated hereby or thereby.

               (b) Except as provided in Schedule 6.2 hereto, the Purchaser may execute, deliver and perform this Agreement, the Non-Competition Agreements and all other agreements to be executed in connection herewith without the necessity of obtaining any consent, approval, authorization or waiver or giving any notice or otherwise. This Agreement constitutes and, when executed and delivered, the Non-Competition Agreements will constitute the legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms.

               (c) The execution, delivery and performance of this Agreement and the Non-Competition Agreements, assuming that the consents, approvals, authorizations, waivers and notices set forth on
     Schedule 6.2 hereto are obtained or given, will not constitute a material violation of any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to the Purchaser.

          6.3  FINANCIAL STATEMENTS AND FINANCIAL CONDITION OF MONETARY
               --------------------------------------------------------
     MANAGEMENT CORPORATION.
     ----------------------
               (a) Annexed as Schedule 6.3(a) hereto are the unaudited financial statements of Monetary Management Holdings, Inc., the parent corporation of MMC ("MMH") for the eleven months ended May 31, 1995 (the "Financial Statements") and the balance sheets included therein (the "Balance Sheets").

               (b) The Financial Statements have been prepared in accordance with the books of account of MMH, in conformity with generally accepted accounting principles consistently applied, and present fairly the financial position of MMH as of the date of the Financial Statements and the results of operations of MMH for the periods covered thereby; provided, however that the Financial Statements may not contain all adjustments or footnotes necessary under generally accepted accounting principles. However, they are still prepared in conformity with sound accounting principles consistently applied and, to MMH's knowledge, no material adjustments or footnotes are omitted.

               (c) MMH has no liabilities (absolute, contingent or otherwise) which, in accordance with generally accepted accounting principles, are required to be reflected, reserved or otherwise disclosed in the Balance Sheets which are not reflected, reserved or otherwise disclosed in said Balance Sheets except (i) those incurred since the date of said Balance Sheet in the ordinary course of business, consistent with past practice, in arm's length transactions with unrelated parties, and which do not have and cannot reasonably be expected to have, in the aggregate, a material adverse effect on the business, operations, financial condition or prospects of MMH.

               (d) Since the date of the Financial Statements, there has been no material adverse change in the business, operations, financial condition or prospects of MMH and to the best knowledge of MMH there are no events with respect to any of the foregoing that threaten to disrupt, prevent or impair in a materially adverse manner the conduct of MMH's business going forward.

          6.4  LITIGATION.  No actions, suits, claims, proceedings or
               ----------
     investigations (whether or not purportedly on behalf of or against Purchaser), are pending or threatened against Purchaser at law or in equity that relate to the transactions contemplated by this Agreement or that will prohibit Purchaser from performing the obligations to be performed by it hereunder.

                                    *   *   *

          In defending a claim based upon the breach of any representation, warranty or covenant contained in this Agreement, Purchaser shall not assert as a defense thereto that the Shareholders or NCCI had constructive knowledge of the falsehood of any such representation, warranty or covenant.


          SECTION 7.     COVENANTS OF THE PARTIES.
                         ------------------------
          For the purposes hereof, the term "reasonable efforts" when utilized in this Section 7 and in Section 10, shall mean such efforts as a reasonable man would take on his own behalf in the same circumstance.

          7.1  ACCESS TO RECORDS AND PROPERTIES.  Between the date of this
               --------------------------------
     Agreement and the Closing Date, the Companies and the Shareholders shall give to Purchaser such access to the premises, books and records of the Companies and the Shareholders and shall cause the officers and employees of the Companies to furnish such financial and operating data and other information as Purchaser may from time to time reasonably request. Purchaser agrees to refrain from conducting any on-site due diligence at the Stores and from contacting employees of the Companies without the Shareholders' prior consent which shall not be unreasonably withheld. Pending the Closing, all of such information not in the public domain shall be maintained confidentially by Purchaser and not used for any purpose other than in connection with the transactions contemplated hereby. From and after the Closing Date, the Shareholders and NCCI shall give to Purchaser free and unrestricted access to the books, files and records of the Shareholders and NCCI relating to the operations of the Companies relating to the Stores for the periods prior to and including the Closing Date retained by the Shareholders or NCCI, if any, and Purchaser shall give to the Shareholders and NCCI free and unrestricted access to the books, files and records transferred to Purchaser's control relating to the business and operations of the Companies prior to the Closing, as the other shall from time to time reasonably request. Prior to the destroying or disposing of such books, files and records, the Shareholders/NCCI and Purchaser shall give thirty (30) days' notice to the other of the intended destruction or disposition, and the other, at its option, shall have the right to take possession of the same or to make copies of the same at their or its expense.

          Any investigation or access pursuant to this Section 7.1 shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the other party.

          7.2  OPERATION OF THE COMPANIES.  From and after the date hereof
               --------------------------
     and until the Closing, the Shareholders and NCCI shall see to it that the Companies:

               (a) Operate their respective business diligently and only in the usual, ordinary manner and, to the extent consistent with such operations, use their reasonable efforts to (i) preserve the current business organizations of the Companies and the Stores intact, and
     (ii) preserve current relationships with employees of the Companies and all other persons having business dealings with the Companies and the Stores.

               (b) Maintains their books, accounts and records in the usual and ordinary manner, and in a manner that fairly and correctly reflects their respective income, expenses, assets and liabilities in accordance with sound accounting principles on a basis consistent with prior years.

               (c) Comply with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority or body applicable to them or their properties and assets or to the conduct of their business, and to substantially perform all of their obligations under all contracts, agreements, franchises, licenses, permits, instruments, undertakings or otherwise without default.

               (d) Except in the ordinary course of business: make no change in the compensation payable or to become payable to any employee; make no change in any existing, or enter into any new, arrangement or contract relating to management, executive or clerical services or relating to the sharing of administrative or other overhead or any management or supervisory fee; establish or make no bonus, stock option, profit sharing, retirement or other similar payment, plan or arrangement except as otherwise provided for herein in the ordinary course of the administration of existing incentive, welfare, retirement or other similar plans or arrangements hereinabove referred to; and enter into no union contract and no employment agreement, or agreement with any salesman or sales agent or any franchise agreement, independent dealer/distributor agreement or other contract or arrangement with respect to the performance of services for any of the Companies.

               (e) Not enter into, modify or extend any Assumed Contract, or engage in any activity or transaction not substantially in the ordinary course of business and in accordance with past practice.

               (f)  Not sell or dispose of any capital assets.

               (g) Not mortgage, pledge or subject to any Lien (as defined in Section 5.4) or charge or other encumbrance, any assets, tangible or intangible, other than the lien of current state or local property taxes not yet due.

               (h) Not make any agreement, commitment or arrangement to take any action materially inconsistent with the obligations under, or prohibited by, the foregoing paragraphs.

          7.3  CONSENTS AND NOTICES, ETC..  Promptly after the date hereof,
               --------------------------
     the Shareholders and NCCI shall use their reasonable efforts to obtain all consents, waivers, approvals and authorizations listed in Schedules 1.2(a) and 5.2(a) hereto which may be necessary from third parties to effectuate this Agreement; to execute a new lease for the Baseline Road property for a term expiring no earlier than August 15, 1996 and otherwise on terms substantially the same as the most recent lease of that site; and to consummate the transactions contemplated hereby in accordance with the terms hereof and shall give all notices to third parties required to be given in contemplation and as a result of the transactions contemplated by this Agreement. It shall however be the responsibility of the Purchaser to obtain all permits, licenses and approvals necessary to enable the Purchaser to operate the Stores subsequent to Closing and Purchaser agrees to diligently pursue all such licenses, permits and authorizations. In the event the Baseline Road Lease is extended at a rental rate in excess of $1,000 per month, such increase shall not be deemed to constitute a term substantially different from the most recent lease.

          7.4  COMPETING TRANSACTIONS.  Prior to December 31, 1995, unless
               ----------------------
     the Agreement is terminated in accordance with the terms hereof prior to such date, the Shareholders and the Companies shall not take any action, directly or indirectly, to negotiate, cause, promote, authorize or agree to any transaction competing or interfering with any of the transactions contemplated by this Agreement, including, without limitation, any merger, consolidation or reorganization, or acquisition or disposition of the equity securities or assets of any of the Companies.

          7.5  EFFORTS TO SATISFY CONDITIONS.  The Shareholders and NCCI
               -----------------------------
     shall use their reasonable efforts to cause the conditions set forth in Section 8 hereof to the obligations of Purchaser contained herein to be satisfied to the extent that the satisfaction of such conditions is within the control of the Shareholders and NCCI, and Purchaser shall use its reasonable efforts to cause the conditions to the obligations of the Shareholders and NCCI contained in Section 9 hereof to be satisfied to the extent that the satisfaction of such conditions is in the control of Purchaser; however, the foregoing shall not constitute a limitation upon the covenants and obligations of the Shareholders, NCCI and Purchaser otherwise expressly set forth in this Agreement.

          7.6  CONFIDENTIALITY.  Purchaser agrees that for and in
               ---------------
     consideration of the Shareholders' and NCCI's cooperation and disclosure of sensitive business information, between the date hereof and Closing, Purchaser shall hold in the highest degree of confidentiality any and all information received from the Companies or the Shareholders and not publish the same to any party not directly involved in Purchaser's acquisition of the Shares and the NCCI Assets; provided, however, that confidential information shall not include any information which (1) was already known to Purchaser prior to delivery or disclosure by the Shareholders or NCCI; or (2) is or becomes publicly known to Purchaser through no wrongful act of Purchaser; or
     (3) is rightfully received by Purchaser from third-party without authorization of the Shareholders; or (4) is furnished by the Shareholders or NCCI to a third-party without a similar restriction on the third-party's rights; or (5) is disclosed pursuant to a requirement of a governmental agency or disclosure is required by operation of law. For periods subsequent to Closing, to the extent that Purchaser is in possession of confidential information relating to the Shareholders (and not the Companies) whether obtained from the Shareholders prior to or subsequent to Closing, Purchaser shall treat such confidential information as described above. The parties hereto specifically acknowledge the existence of a prior Non-Disclosure Agreement, dated May 31, 1995, regarding confidentiality undertakings, and specifically acknowledge that the terms of such agreement are hereby ratified and confirmed and will survive the execution of this Agreement.

          7.7  PUBLICITY.  Without the consent of the Shareholders,
               ---------
     Purchaser will not disclose in any manner to any employee or vendor of the Companies that the parties hereto have entered into this Agreement. No public announcement of the existence of this Agreement shall be made by any party without the prior written consent of the others.

          7.8  EXCLUSIVE DEALING.  Prior to December 31, 1995, unless this
               -----------------
     Agreement is terminated in accordance with the terms hereof prior to such date, neither the Companies nor the Shareholders will offer the Shares or the Assets (or any part thereof) for sale to any person other than Purchaser nor will the Companies or the Shareholders enter into negotiations with any other party for the disposition of the Shares or the Assets (or any part thereof) and the Companies and Shareholders agree that neither the Companies nor the Shareholders will negotiate with any other parties relative to any disposition of the Shares or the Assets (or any part thereof). Furthermore, the Companies and the Shareholders will not, directly or indirectly , through any officer, director, agent or otherwise of the Companies, solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals or offers from any potential buyer, other than Purchaser, or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the disposition of the Shares or the Assets (or any part thereof) for purposes of effecting any of the foregoing.

          7.9  RELATIONSHIPS; EMPLOYEES.
               ------------------------
               (a) While the Shareholders and NCCI make no representation that any employee (leased or otherwise) of the Companies will continue employment with LMS, PRE or the Purchaser following the Closing Date, the Shareholders and NCCI will (i) cooperate in permitting Purchaser to discuss employment with the employees and executives of the Companies and will encourage such persons to accept any proffered employment and will not interfere in any negotiations between Purchaser and such persons with regard to such employment; and (ii) take no action which will impede the goodwill of customers and others having a business relationship with the Companies and take no action which will impede Purchaser and its representatives in their efforts to persuade such persons to continue such relationship after Closing Date. Notwithstanding the foregoing, the Sellers shall have the right to have a representative of Sellers present when, if ever, Purchaser has any discussions regarding employment with any of the Companies' employees on Company time and shall have the right to reasonably limit any such discussions undertaken on Company time.

               (b) Purchaser will conduct itself in accordance with applicable laws and regulations in dealing with the employees of LMS and PRE and the Stores subsequent to Closing; and will not unreasonably interfere with the operations of the Companies prior to Closing while discussing employment related matters with the employees of LMS, PRE and the Stores.


          SECTION 8.     CONDITIONS TO OBLIGATIONS OF PURCHASER.  The
                         --------------------------------------
     obligations of Purchaser to consummate the purchase and sale of the Shares and the NCCI Assets under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by Purchaser.

          8.1  FINANCING.  The acquisition by Purchaser of financial
               ---------
     commitments on terms satisfactory to Purchaser, sufficient to fund the proposed acquisitions. This Agreement shall automatically terminate if on or before September 11, 1995, Purchaser has not notified the Shareholders of the satisfaction or waiver of this condition.

          8.2  REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS.
               ----------------------------------------------------------
               (a) The representations and warranties of the Shareholders and NCCI set forth in Section 5 hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder shall in the aggregate have been, on the date hereof and shall be on the Closing Date, true and correct in all material respects as though made on and as of the Closing Date.

               (b) The Shareholders and NCCI shall have materially performed the agreements and obligations necessary to be performed by them under this Agreement prior to the Closing Date, and performed in accordance with the covenants set forth in Section 7 hereof. Without limiting the generality of the foregoing, the Shareholders and NCCI shall have obtained all consents, waivers, approvals and authorizations, and shall have given all notices to third parties, as in the aggregate are necessary to convey, sell, transfer, assign and deliver to Purchaser all of the Shares and the NCCI Assets and to vest in Purchaser all right, title, interest and claims of the Companies in, to, relating to or arising under the Assets, free and clear of any Liens (as defined in Section 5.4); excluding, however, the waivers, authorizations, consents, licenses, permits and approvals to be obtained by Purchaser as described above. To the extent that the Shareholders and NCCI are unable to obtain the consent of the landlords/lessors under the Leases or the other party(ies) to the other Assumed Contracts without remaining responsible under one or more of the Leases or other Assumed Contracts (if they are already responsible thereunder, as a guarantor or otherwise) the Shareholders and NCCI shall obtain such consents and Purchaser shall defend, indemnify and hold them harmless against any losses, etc. which may be suffered under such Leases or other Assumed Contracts, including, without limitation, court costs and reasonable attorney's fees.

               (c) The continued operation of the Stores in the normal course of business between the date hereof and the Closing Date.

               (d) The absence of any material deterioration (or alteration) of the Assets and the Shares or the value thereof between the date hereof and the Closing Date, including, but not limited to, material loss of customers, material employee/management attrition, material destruction of equipment, force majeure, declaration of war or enactment of material adverse legislation.

               (e) The Shareholders and NCCI shall have delivered to Purchaser a certificate, in substantially the form attached hereto as Exhibit B executed by the Shareholders, to the effect that the conditions set forth in subparagraphs 8.1(b) and 8.1(c) above have been satisfied.

          8.3  TRANSFER OF SHARES AND NCCI ASSETS.  The Shareholders shall
               ----------------------------------
     deliver at Closing to Purchaser certificate(s) representing the Shares, with stock powers separate from certificates executed in blank, and such bills of sale with covenants of warranty, assignments, special warranty deeds with covenants against grantor's acts only, and other good and sufficient instruments of transfer and conveyance, in form and substance reasonably satisfactory to Purchaser and its counsel, as shall be effective to vest in Purchaser, and to evidence the vesting in Purchaser of, good and marketable title to the NCCI Assets and the Shares and to verify the ownership of LMS and PRE in the Assets other than the NCCI Assets, as provided for, and subject to the limitations and exceptions set forth, in this Agreement.

          8.4  OPINION(S) OF COUNSEL TO THE SHAREHOLDERS AND NCCI.
               --------------------------------------------------
     Purchaser shall have received at Closing opinion(s) of counsel(s) to the Shareholders and NCCI, satisfactory to Purchaser, dated the Closing Date, in substantially the form attached hereto as Exhibit C.

          8.5  RESIGNATIONS.  The Shareholders and NCCI shall deliver, on
               ------------
     the Closing Date, resignations or termination notices, effective as of the Closing Date, regarding the officers and directors of LMS and PRE and such employees of the Stores as Purchaser shall request; and shall remain or become responsible for any severance or bonus or similar payments due to such persons.

          8.6  NO ADVERSE CHANGE OR MATERIAL DISCREPANCIES; DUE DILIGENCE.
               ----------------------------------------------------------
     There shall not have occurred between the date hereof and the Closing Date any changes which in the aggregate have a material adverse effect on Purchaser's valuation of the Shares and/or the Assets or otherwise on the operations, condition (financial or otherwise), assets or business of the Companies and the Shareholders and NCCI shall have delivered to Purchaser a certificate to such effect, in substantially the form attached hereto as Exhibit B.

          Purchaser, through its attorneys, accountants, employees, agents or assignees, shall (i) not have discovered, in the course of its due diligence review of the transactions contemplated hereby, that the financial condition or history of operations of the business of the Companies and the Stores is materially different than the condition and/or history represented to Purchaser by the Shareholders and NCCI in the context of the negotiation of the instant acquisition; and (ii) have completed a satisfactory due diligence review of the Stores and Sellers' business following the execution hereof.

          8.7  GOVERNMENTAL AND OTHER APPROVALS.  Any licenses, permits,
               --------------------------------
     approvals, consents, authorizations and waivers by governmental agencies or private parties necessary to consummate the transactions contemplated by this Agreement as set forth on Schedules 1.2(a) and 5.2(a) hereto, shall have been obtained on terms reasonably satisfactory to Purchaser, including, but not limited to, any licenses required by the States of Arizona, California, Ohio or Wisconsin to operate the Stores. Purchaser shall use its best efforts to obtain such licenses, etc., as promptly as possible.

          8.8  NON-COMPETITION AGREEMENTS.  The Shareholders and NCCI shall
               --------------------------
     each have delivered to Purchaser at Closing a duly executed Non-Competition Agreement, in the form annexed hereto as Exhibit A-1 through A-4, as applicable.

          8.9  OTHER MATTERS.  At Closing, the Shareholders and NCCI shall
               -------------
     have furnished, or caused to be furnished, to Purchaser, in form and substance reasonably satisfactory to Purchaser, such certificates and other evidence as Purchaser may have reasonably requested as to the satisfaction of the conditions contained in this Section and as to such other matters relating to the representations, warranties, covenants and undertakings in this Agreement as Purchaser may reasonably request.

          8.10 BOARD APPROVAL.  The final approval of the transactions
               --------------
     contemplated hereby by the Purchaser's board of directors.


          SECTION 9.  CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS AND
                      -------------------------------------------------
     NCCI.  The obligations of the Shareholders and NCCI to consummate the
     ----
     sale and purchase under this Agreement and to execute and deliver the Non-Competition Agreements are subject to the satisfaction of the following conditions, each of which may be waived by the Shareholders and NCCI in writing.

          9.1  REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS.
               ----------------------------------------------------------
               (a) The representations and warranties of Purchaser set forth in Section 6 hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder shall have been and be true and correct in all respects at all times commencing with the date of this Agreement and ending with and on the Closing Date as though made on and as of the Closing Date.

               (b) Purchaser shall have performed the agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

               (c) Purchaser shall have delivered to Sellers at Closing a certificate, executed by Purchaser, in substantially the form attached hereto as Exhibit D, to the effect that the conditions set forth in subparagraphs 9.1(a) and 9.1(b) above have been satisfied.

          9.2  OPINION OF COUNSEL TO PURCHASER.  The Shareholders and NCCI
               -------------------------------
     shall have received the opinion of Klehr, Harrison, Harvey, Branzburg & Ellers, dated the Closing Date, in substantially the form attached hereto as Exhibit E.

          9.3  PURCHASE PRICE.  At Closing, purchaser shall have delivered
               --------------
     the Purchase Price pursuant to Section 3 hereof.

          9.4  NON-COMPETITION AGREEMENTS.  Purchaser shall have delivered
               --------------------------
     to each of the Shareholders and NCCI at Closing a duly executed Non-Competition Agreement, in the forms annexed hereto as Exhibits A-1, A-2, A-3, and A-4.

          9.5  NO ADVERSE CHANGE.  There shall have been no developments
               -----------------
     since the date of this Agreement materially adversely affecting the financial condition of Purchaser and its ability to perform its obligations hereunder and under the Non-Competition Agreements.


          SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                       -------------------------------------------
     INDEMNIFICATION.
     ---------------
          10.1 SURVIVAL.  The representations, warranties and agreements
               --------
     made in Sections 5 and 6 hereof and in the Schedules hereto by Purchaser and the Shareholders and NCCI shall remain operative and in full force for two (2) years after the Closing Date except with respect to tax matters as to which such representations and warranties shall continue to survive for the period of any applicable statutes of limitation.

          10.2 (a)  INDEMNIFICATION BY THE SHAREHOLDERS AND NCCI.  The
                    --------------------------------------------
      Shareholders and NCCI hereby jointly and severally agree to defend, indemnify and hold Purchaser and its officers, directors, shareholders, agents and affiliates and their respective successors and assigns (for purposes of this Section 10.2, collectively, the "Purchaser") harmless from and against any and all losses, liabilities (accrued, absolute, contingent or otherwise), suits, proceedings, demands, settlements, judgments, fines, assessments, damages, expenses and costs (including reasonable attorneys' fees and litigation expenses) (collectively, the "Indemnifiable Damages") which Purchaser may suffer or incur by reason of, or which may arise out of: (i) the inaccuracy of any of the representations and warranties of the Shareholders and NCCI contained in this Agreement; (ii) the breach by the Shareholders or NCCI of any of the covenants, warranties or agreements made by them in this Agreement; (iii) any claim for payment of any liability of the Companies not specifically assumed by the

     Purchaser pursuant hereto; or (iv) any legal obligation to remediate any environmental condition resulting from or arising during the Shareholders' or the Companies' operation of the Property prior to the Closing Date, provided, however, that the Shareholders and NCCI shall only be liable with respect to an Indemnifiable Damages if the aggregate Indemnifiable Damages, singly or in the aggregate, equal or exceed $25,000 and then only to the extent of any such excess. In no event shall the Shareholders or NCCI be obligated under this Section to indemnify Purchaser to the extent any claim results from Purchaser's negligence or willful misconduct. In no event shall the Shareholders or NCCI be obligated to indemnify Purchaser for Indemnifiable Damages in excess of the Purchase Price actually received by the Shareholders and NCCI.

               (b)  INDEMNIFICATION BY PURCHASER.  Purchaser hereby agrees
                    ----------------------------
     to defend, indemnify and hold the Shareholders and NCCI harmless from and against the Indemnifiable Damages which they may suffer or incur by reason of or which may arise out of: (i) the inaccuracy of any of the representations and warranties of Purchaser contained in this Agreement; (ii) the breach by Purchaser of any of the covenants, warranties or agreements made by it in this Agreement; (iii) any claim for payment of any Contract Liability or Credited Liability assumed by Purchaser hereunder or otherwise relating to the ownership or operation of the Stores after the Closing Date, including, but not limited, to any such liability arising after the Closing Date under the Assumed Contracts; and (iv) any legal obligations to remediate any environmental condition resulting from or arising during the Purchaser's operation of the Property after the Closing Date. In no event shall Purchaser be obligated under this Section to indemnify the Shareholders or NCCI to the extent any claim results from their negligence or willful misconduct.

          10.3 TAX MATTERS.  The Shareholders and NCCI shall pay and shall
               -----------
     defend, indemnify and hold harmless Purchaser and its affiliates from and against any and all taxes (including interest and penalties thereon, if any) that may be imposed on or assessed against or otherwise claimed to be due from any of the Companies or the Shareholders with respect to any of the Companies (i) with respect to all taxable periods up to and including the date of Closing; and/or
     (ii) arising out of the inclusion of any of the Companies in any consolidated, combined or unitary group of which the Companies is or was a member on or prior to the date of Closing; and/or (iii) arising from or relating to the distribution of the Excluded Assets to the Shareholders. Sellers shall prepare and file at appropriate times after Closing, the final state and federal Subchapter S Income Tax Returns of LMS and PRE for the period January 1, 1995 through Closing. The parties acknowledge that the sale of all of the issued and outstanding stock of LMS and PRE to Purchaser, itself a corporation, will automatically cause the termination of the Subchapter S elections which are currently in place for both LMS and PRE. Such terminations will necessitate the filing of two income tax returns for LMS and PRE during 1995, one a Federal Form 1120-S (and accompanying state income tax returns) for January 1, 1995, through Closing, including all of each Company's income through Closing and a second post-Closing Form 1120 for both Companies (along with accompanying state income tax returns) filed as a Subchapter C corporation for the period commencing at Closing and ending on the fiscal year end selected by Purchaser for both Companies. Purchaser and Seller shall cooperate in the preparation and filing of such final Subchapter S returns for both LMS and PRE. Purchaser shall have the right to review and approve the filings to be made by Sellers as described above. Purchaser shall pay or cause LMS or PRE to pay and shall defend, indemnify and hold harmless the Shareholders and NCCI from and against any and all taxes (including interest and penalties thereon, if any) (a) that may be imposed on or assessed against LMS or PRE with respect to taxable periods ending after the date of Closing (except for taxable periods beginning before the date of Closing and ending after the date of Closing to the extent such taxes are attributable to the Shareholders or NCCI pursuant to clause (i) of this Paragraph and (b) arising from any taxable income of LMS or PRE after the date of Closing by reason of an election under section 338 of the Code, or under any similar tax provision which exists or which may come to exist under any federal or state tax law.

          10.4 NOTICE AND RIGHT TO DEFEND THIRD PARTY CLAIMS.
               ---------------------------------------------
               (a) Promptly upon receipt of notice of any third party claim, demand or assessment or the commencement of any suit, action or proceeding in respect of which indemnity may be sought on account of an indemnity agreement contained in this Section 10, the party seeking indemnification (the "Indemnitee") shall notify in writing, within sufficient time to respond to such claim or answer or otherwise plead in such action, the party or parties from whom indemnification is sought (the "Indemnitor") thereof; provided, however, that failure or
                                        --------  -------
     delay to supply such notice shall not relieve Indemnitor of its indemnification obligation hereunder except to the extent that Indemnitor is actually prejudiced by such failure or delay.

               (b) In case any claim, demand or assessment is asserted or suit, action or proceeding commenced against an Indemnitee (collectively a "Claim"), and it notifies the Indemnitor of the commencement thereof, if the Indemnitor acknowledges its indemnification obligations therefor hereunder, then the Indemnitor shall be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel satisfactory to the Indemnitee, whose consent to the selection of counsel shall not unreasonably be withheld. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof; provided, however, that if the Indemnitee has any
                         --------  -------
     separate defense from that of the Indemnitor, the Indemnitee shall have the right to be represented by its own counsel at the Indemnitee's expense. The Indemnitee shall have the right in any event to participate in any such defense with its own counsel at its own expense. The Indemnitee will cooperate with the Indemnitor in connection with any such Claim and make personnel, books and records relevant to the Claim available to the Indemnitor at Indemnitor's expense. In the event that the Indemnitor fails timely to defend, contest or otherwise protect against any such Claim, the Indemnitee shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Indemnitor, including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such claim or compromise or settlement thereof.

               (c) Anything to the contrary herein notwithstanding, prior to finally settling any such Claim, the Indemnitor shall give to the Indemnitee prompt notice of its intention to settle the same and the terms of such proposed settlement and acknowledging their indemnification responsibility therefor hereunder. If the Indemnitee shall object to such proposed settlement within 20 calendar days, then the Indemnitee shall thereafter, at its sole expense, assume the control and defense of such claim, suit, action, investigation or proceeding and in such event the liability of the Indemnitor shall be limited to the amount for which the same could have been settled as proposed by the Indemnitor. If the Indemnitee does not object to the terms of the proposed settlement within the aforesaid 20 calendar day period, then the Indemnitor shall have the right to consummate such proposed settlement upon the terms set forth in the aforesaid notice.

          10.5 PAYMENT OF AMOUNTS DUE.  The amount of any indemnifiable
               ----------------------
     damages conceded or determined to be due from the Shareholders or NCCI to Purchaser, pursuant to any of the provisions of this Section 10, shall be paid by the Shareholders or NCCI to Purchaser within ten (10) business days from the date so conceded or determined. Purchaser may pursue any such amounts from any of the Shareholders and/or NCCI. The amount of any indemnifiable damages conceded or determined to be due from Purchaser to the Shareholders or NCCI, pursuant to any of the provisions of this Section 10, shall be paid to the Shareholders or NCCI by Purchaser within ten (10) business days from the date so conceded or determined.

          10.6 EFFORTS TO MINIMIZE DAMAGES.  Each Indemnitee hereunder
               ---------------------------
     shall make reasonable efforts to minimize the extent of Indemnifiable Damages suffered. Notwithstanding the foregoing, an Indemnitee shall not be required to take any particular action in order to minimize any such Indemnifiable Damages.

          SECTION 11.  BULK TRANSFER LAWS.  Purchaser hereby waives
                       ------------------
     compliance by the Shareholders and NCCI with the provision of any so called Bulk Transfer Laws of any jurisdiction in connection with any of the transactions contemplated hereby. The Shareholders and NCCI hereby indemnify and hold harmless the Purchaser against any and all liabilities which may be asserted by third parties against the Purchaser, LMS or PRE as a result of non-compliance with any such Bulk Transfer Laws.


          SECTION 12.  FURTHER ACTIONS.  From time to time the parties
                       ---------------
     shall execute and deliver, or cause to be executed and delivered, such reasonable documents and instruments and shall take, or cause to be taken, such further or other actions as are necessary or reasonably desirable to carry out the intent and purposes of this Agreement, to convey, transfer, assign and deliver to Purchaser, and its successors and assigns, the Shares and the NCCI Assets (or to evidence any of the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.


          SECTION 13.  TERMINATION.  This Agreement shall terminate and
                       -----------
     shall be of no further force or effect:

                    (i)  Upon mutual agreement of the parties;

                    (ii) Except as to the provisions of Section 14(a) below, upon written notice by the Purchaser in the event that the conditions specified in Section 8.2(b) above have not been satisfied on or before September 11, 1995. Such notice may be given at any time after said date so long as at the date of notice, the condition(s) referred to have still not been satisfied. Notwithstanding the foregoing, if Purchaser gives notice of termination pursuant to this
     Section 13(ii), and if as of giving of such notice the "Minimum Lease Condition" (as hereinafter defined) is satisfied, Shareholders/NCCI shall have the right to deliver to Purchaser notification in writing, within five (5) days of the giving of Purchaser's notice under Section 13(ii), of its/their election to consummate the transactions contemplated hereby utilizing the escrow arrangement described in
     Section 14(b) below.

                    (iii) Except as to the provisions of Section 14(a) below, upon written notice given by the Purchaser or the Shareholders/NCCI in the event the Closing has not occurred on or before December 31, 1995, due to a circumstance not resulting from or caused by any act or omission of the party giving such written notice;

                    (iv) Upon written notice given by the Purchaser or the Sellers to the other in the event a material law, regulation or judicial decree prohibits the Closing; or

                    (v) Except as to the provisions of Section 14 below, upon written notice given by the Purchaser or the Sellers to the other in the event that any representation or warranty made by the other party herein was incorrect in any material respect when made; or that such other has failed to perform any covenant contained herein in any material respect and such failure has continued for thirty (30) business days following notice of such failure.


          SECTION 14.      OTHER AGREEMENTS.
                           ----------------
               (a)  Right of First Refusal.  If, despite the termination of
                    ----------------------
     this Agreement, prior to December 31, 1995, the Companies and/or the Shareholder(s) receive(s) a bona fide offer to acquire the Assets (or a portion thereof) or the Shares (or a portion thereof), the Purchaser shall have the absolute right to match such offer and to acquire the Assets or the Shares upon the terms of such bona fide offer.

               (b)  Minimum Lease Assignments; Baseline Road Lease.  The
                    ----------------------------------------------
      Shareholders and NCCI are required under Section 8.2(b) to obtain all of the consents of the landlord/lessors under the Leases to the "assignment" of such Leases to the Purchaser or its nominee(s) as are necessary to assign and deliver such Leases to Purchaser. If the Shareholders and NCCI obtain the assignment consent of the landlord/lessor under the "Star Store" Leases (as indicated on Schedule 14(a)) or provide an opinion of counsel that such consent is not required, as well as the consent of the landlord/lessor under at least 7 of the remaining 11 Store Leases (not including the New Lease or the Baseline Road Lease, both as defined below) or provide said opinion, the "Minimum Lease Condition" for purposes of Section 13(ii) hereof shall be deemed to be met. Assuming the satisfaction of the Minimum Lease Condition, if the Shareholders/NCCI shall give the notice referred to in Section 13(ii), as to each Lease as to which the Shareholders and NCCI have not obtained a consent (or provided said opinion) acceptable to Purchaser as of Closing, the amount of $100,000 out of the Purchase Price shall be placed into escrow (jointly administered by legal counsel for each of the Purchaser and the Shareholders) pending receipt and delivery of such consent. Any such amounts shall be held in escrow pursuant to the form of escrow agreement attached as Exhibit F.

                    (i) In the event that no consent is thereafter procured as to a particular Lease and Purchaser is either forced to or elects to move the location of the subject Store to another site, all relocation and related costs of the Purchaser incurred in connection with the relocation of such Store shall be reimbursed to Purchaser out of the escrowed amount for such Store.

                    (ii) In the event that a consent in substantially the form proffered by Purchaser is thereafter procured, the funds escrowed as to the particular Store shall be remitted to the Shareholders and NCCI.

                    (iii) In the event neither of the above occurs as to a particular Store within one (1) year of the Closing Date, the funds escrowed as to that particular Store shall be split equally between Sellers and Purchaser.

               (c) As of the date hereof, the Lease pertaining to the Store located on Baseline Road in Phoenix, Arizona (the "Baseline Road Lease"), has expired. Pursuant to Section 7.3 hereof, the Shareholders have undertaken to execute a new lease for such property for a term expiring no earlier than August 15, 1996 and otherwise on substantially similar terms to the most recent lease of that site. If as of Closing, such new lease shall not have been executed, the Purchase Price shall be reduced by $50,000. If such new lease is executed and provides for a monthly rental rate of more than $1,000 per month, then Sellers shall credit towards the Purchase Price allocable to the LMS shares an amount equal to such monthly excess over $1,000 multiplied by the number of months remaining under the new lease as of Closing or 12, which ever is less, and there shall be no other reduction in the Purchase Price.

               (d) The property on which the Reading Road Store is presently located is now owned by NCCI. At Closing, NCCI shall enter into a lease with Purchaser or its nominee concerning such property for a period of five (5) years with two (2) five (5) year options. Such lease shall provide for rent at a 10% discount to current market rate. The lease shall be in substantially the form attached hereto as Exhibit G.

          SECTION 15.  EXPENSES; BROKERS.
                       -----------------
               (a) Except as otherwise specifically provided herein, the Shareholders and Purchaser shall bear their own legal fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions hereunder, and the assets of the Companies other than the Excluded Assets shall not be reduced or impaired by the payment or accrual of any such costs and expenses. Any sales, use, conveyance or transfer taxes ("Tax") relating to the conveyance of the Assets, if applicable, in connection with the transactions contemplated herein shall be paid by the party on whom such liability is imposed by applicable law.

               (b) The Purchaser, on the one hand, and the Shareholders and NCCI, on the other, represent and warrant each to the other that they have not engaged the services of any broker or finder in connection with the transactions herein provided for.

          SECTION 16.  CONSTRUCTION.
                       ------------
               (a) The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

               (b) Any representation or warranty made to the knowledge of any parties hereto, or as to what any such party is aware of, or statements of similar purport, shall mean that such party has made a reasonable investigation of the facts in connection therewith and is making such representation or warranty based upon the results of such investigation.

               (c) The terms "material" and "materially" when used with respect to amounts of money or values shall refer to an amount or amounts of $50,000 or more individually or in the aggregate.

          SECTION 17.  NOTICES.  All notices or other communications which
                       -------
     are required or permitted hereunder shall be in writing and sufficient when delivered personally or telecopied by confirmed facsimile, or two
     (2) days after being sent by nationally recognized overnight courier with proof of delivery, in each case postage prepaid, addressed as follows:

          If to Purchaser:

               Monetary Management Corporation
               1436 Lancaster Avenue, Suite 210
               Berwyn, Pennsylvania  19312
               Attention:  Donald F. Gayhardt, Executive Vice President -
                 Corporate Development
               Telecopy No. (610) 296-7844
          with a copy to:

               Klehr, Harrison, Harvey, Branzburg & Ellers
               1401 Walnut Street
               Philadelphia, Pennsylvania 19102
               Attention: Brian J. Sisko, Esq.
               Telecopy No. (212) 568-6603

          If to Shareholders:

               Larry M. Senderhauf
               7525 Gainey E. Ranch Road
               Scottsdale, Arizona  85258

               E. Rick Safford
               226 Burgundy Rd.
               Healdsburg, California  95448


               Fred T. Kampo, Jr.
               1701 Murmuring Waters Lane
               Osh Kosh, Wisconsin  54901


               NCCI Corporation
               1701 Murmuring Waters Lane
               Osh Kosh, Wisconsin  54901


          with a copy to:

               John M. Kelly, Esquire
               Dempsey, Magnusen, Williamson & Lampe
               Firstar Bank Building
               One Pearl Avenue
               P.O. Box 886
               Osh Kosh, Wisconsin  54902


          SECTION 18.  GOVERNING LAW.  This Agreement shall be governed by
                       -------------
     and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of law.

          SECTION 19.  ASSIGNABILITY.  This Agreement shall be binding upon
                       -------------
     the parties and their respective successors and assigns; provided, however, that this Agreement and the rights, privileges, duties and obligations of the Shareholders and NCCI herein may not be assigned or delegated without the prior written consent of Purchaser. Purchaser may assign its rights and privileges hereunder but not its duties or obligations.

          SECTION 20.  WAIVERS AND AMENDMENTS.  Any waiver of any term or
                       ----------------------
     condition of this Agreement, or any amendment or supplement of this Agreement, shall be effective only if in writing executed by the party against whom such waiver, amendment or supplement is sought to be enforced. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

          SECTION 21.  THIRD PARTY RIGHTS.  Notwithstanding any other
                       ------------------
     provision of this Agreement, and except as expressly provided in
     Section 10 hereof, this Agreement shall not create benefits on behalf of any third party, and this Agreement shall be effective only as among the parties hereto, their successors and permitted assigns.

          SECTION 22.  ILLEGALITIES.  In the event that any provision
                       ------------
     contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

          SECTION 23.  NO PRESUMPTION AGAINST THE DRAFTER.  Each of the
                       ----------------------------------
     parties to this Agreement participated in the drafting of this Agreement and the interpretation of any ambiguity contained in this Agreement will not be affected by the claim that a particular party drafted any provision hereof.

          SECTION 24.    COUNTERPARTS.  This Agreement may be executed in
                         ------------
     multiple counterparts all of which taken together shall constitute one and the same instrument. This Agreement shall not be deemed effective until signed by all parties.

          SECTION 25.    ENTIRE AGREEMENT.  This Agreement (including the
                         ----------------
     Schedules and the Exhibits delivered pursuant hereto) constitutes the entire agreement between the parties and pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                              MONETARY MANAGEMENT CORPORATION



                              By:  /s/ Donald F. Gayhardt
                                   ------------------------------
                                   Donald F. Gayhardt,
                                   Executive Vice President


                              Attest: [signature illegible]



                              NCCI CORPORATION



                              By:  /s/ Fred T. Kampo, Jr.
                                   ------------------------------
                                   Fred T. Kampo, Jr., President


                              Attest: [signature illegible]



                              LARRY M. SENDERHAUF



                              /s/ Larry M. Senderhauf
                              -----------------------------------------

                              E. RICK SAFFORD


                              /s/ E. Rick Safford
                              ____________________________________________



                              FRED T. KAMPO, JR.


                              /s/ Fred T. Kampo, Jr.
                              ____________________________________________

                  SCHEDULES AND EXHIBITS TO PURCHASE AGREEMENT

                               DATED JULY 28, 1995

                             SCHEDULES AND EXHIBITS
                             ----------------------
                                       TO
                                       --
                               PURCHASE AGREEMENT
                               ------------------
                                  JULY 28, 1995




     SCHEDULE NUMBER          BRIEF DESCRIPTION
     ---------------          -----------------
     1.2(a)                   Licenses and Authorizations
     1.2(b)                   Personal Property
     1.2(c)                   Leased Real Property
     1.2(e)                   Intellectual Property, etc.
     2.3                      Agreed Prepaid Expenses
     3                        Allocation
     5.2(a)                   Required Consents, Approvals, Authorizations,
                              Waivers and Notices
     5.2(c)(iii)              Acceleration of Debts and Obligations
     5.3(b)                   Financial Statements
     5.3(d)                   Liabilities not reflected on the Balance
                              Sheets
     5.7(a)                   Taxes
     5.8(a)                   Compensation of Employees
     5.8(b)                   Termination of Employment
     5.9                      Employee Benefit Plans

     5.11(a)                  Contracts
     5.13                     Environmental Matters
     6.2                      Consents required by Purchaser
     14(a)                    Star Store Leases

                                    EXHIBITS
                                    --------

     A-1, A-2, A-3 and A-4    Non-Competition Agreements
     B                        Form of Certificate of Sellers pursuant to
     Section 8.2(e)
     C                        Form of Opinion of Sellers' Counsel
     D                        Form of Certificate of Purchaser pursuant to
     Section 9.2(c)
     E                        Form of Opinion of Purchaser's Counsel
     F                        Form of Escrow Agreement
     G                        Form of Lease

                                                                 SCHEDULE 3
                                                                 ----------
                            PURCHASE PRICE ALLOCATION
                            -------------------------
               LMS Shares                       $ 2,160,000*
               Pacific Ring Enterprises Shares    3,712,500
               NCCI Assets                          877,500

                    Fixed Assets                    105,000

                    Customer Lists and
                      Goodwill                      772,500
                                                  ____________
               TOTAL:                           $ 6,750,000*










     ________________________
     *    To be reduced as required by Section 14.

                                                               SCHEDULE 6.2
                                                               ------------


                         CONSENTS REQUIRED BY PURCHASER
                         ------------------------------

     1.        Financing Approval

     2.        Arizona, California, Ohio and Wisconsin licenses to operate
               Stores.

                                                               SCHEDULE 6.3
                                                               ------------

                          PURCHASER FINANCIAL STATEMENT
                          -----------------------------

                                                             SCHEDULE 14(A)
                                                             --------------

                                STAR STORE LEASES
                                -----------------

     1.   1954 W. Broadway, Phoenix, AZ

     2.   2346 Newport Blvd., Costa Mesa, CA

     3.   105 S. Harbor Blvd., Santa Ana, CA

     4.   1811 W. Bell Rd., Phoenix, AZ

     5.   14040 Goldenwest St., Westminster, CA

     6.   1150 N. Harbor Blvd., Anaheim, CA

     7.   3501 W. Dunlap Ave., Phoenix, AZ